Exhibit 99.2

800 Second Avenue	Tel 212 682 6300
New York, NY 10017	Fax 212 697 0910

Compass Diversified Holdings	Investor Relations Contact:
Jim Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Nick Rust
203.221.1703	212.896.1249 / 212.896.1299
jim@compassequity.com	jgoldberger@kcsa.com / nrust@kcsa.com
Compass Diversified Holdings Acquires Fox Factory, Inc.
WESTPORT, CT, January 7, 2008 — Compass Diversified Holdings (Nasdaq GS: CODI), Compass Group Diversified Holdings LLC and its subsidiaries (collectively, “CODI”) announced today that on January 4, 2008, CODI simultaneously entered into a definitive agreement to acquire and consummated the acquisition of Fox Factory, Inc. (“Fox”).
Founded in 1974 and headquartered in Watsonville, California, Fox is a designer, manufacturer and marketer of high end suspension products for mountain bikes, all terrain vehicles, snowmobiles and other off-road vehicles. Fox both acts as a tier one supplier to leading action sport original equipment manufacturers and provides aftermarket products to retailers and distributors. Fox’s products are recognized as the industry’s performance leaders by retailers and end-users alike.
Under the terms of the transaction, CODI’s acquisition of Fox is based on a total enterprise value of $85.0 million, representing approximately 7.5 times Fox’s estimated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for 2007, before taking into account the positive cash flow impact of the tax asset step-up pursuant to which CODI will be acquiring Fox. Fox management will invest in the transaction alongside CODI resulting in an initial minority ownership of approximately 24%.
Regarding the acquisition, I. Joseph Massoud, CODI’s CEO, said, “Fox is a strong addition to our current group of subsidiaries. This company possesses the critical characteristics we look for in all of our businesses, including market leadership in a niche industry, strong cash flow and proven management. The Fox brand name is highly recognized and well respected globally in its industry, and Fox’s products reflect the company’s culture of continual design innovation and superior performance. Robert Fox and the company’s senior management team, who will continue to manage the business under our ownership, have driven growth by providing innovative suspension products for over three decades and we look forward to working with them to continue and accelerate this growth.”
Upon closing, this acquisition will be accretive to our shareholders and increase our cash flow available for distribution. Our ability to consummate this transaction was facilitated to a great extent by our financing structure, under which we will fund this acquisition through excess cash on hand and our newly expanded credit facility at the CODI level,” concluded Mr. Massoud.

Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission on or before January 8, 2008.
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC.
American Furniture Manufacturing, Inc., and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture, including sofas, loveseats, sectionals, recliners and complementary products. American Furniture has the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 144 branch locations in 18 states.

Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2006 and the Form 10Qs filed by CODI for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, March 31, 2007 June 30, 2007and September 30, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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